Exhibit 99.1


                     Pacific Energy Partners, L.P. Announces
            Pricing of $175 Million Principal Amount of Senior Notes


    LONG BEACH, Calif.--(BUSINESS WIRE)--Sept. 15, 2005--Pacific Energy Partners, L.P. (NYSE:PPX) ("Pacific Energy") and its wholly owned subsidiary Pacific Energy Finance Corporation announced today the pricing of $175 million principal amount of Senior Notes due 2015. The Senior Notes were priced at 99.544% of par with a coupon of 6.250% to yield 6.3125% to maturity. The offering is expected to close on September 23, 2005.
    The Senior Notes will be offered to qualified institutional buyers in reliance on Rule 144A and to non-U.S. persons under Regulation S. The net proceeds from the offering will be used to fund a portion of the acquisition of terminal and pipeline assets from Valero L.P.
    The notes will not be registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act of 1933.
    This news release does not constitute an offer to sell or a solicitation of an offer to buy these securities.

    About Pacific Energy:

    Pacific Energy Partners, L.P. is a master limited partnership headquartered in Long Beach, California. Pacific Energy is currently engaged in the business of gathering, transporting, storing and distributing crude oil and other related products in California and the Rocky Mountain region, including Alberta, Canada. Pacific Energy currently generates revenues by transporting crude oil on its pipelines and by leasing capacity in its storage facilities. Pacific Energy also buys, blends and sells crude oil, activities that are complementary to its pipeline transportation business.
    This news release may include "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Although Pacific Energy believes that the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that may affect Pacific Energy's operations and financial performance. Among the factors that could cause results to differ materially are those risks discussed in Pacific Energy's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2004.
    For additional information, please visit the Pacific Energy Partners, L.P. website at www.PacificEnergy.com.



    CONTACT: Pacific Energy Partners, L.P.
             Aubrye Harris, 562-728-2871
             fax: 562-728-2881
             email: aharris@PacificEnergy.com